 ------
|FORM 4|
 ------                                           ------------------------------
                                                          OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER SUBJECT           ------------------------------
    TO SECTION 16. FORM 4 OR FORM 5               OMB Number:          3235-0287
    OBLIGATIONS MAY CONTINUE.  See                Expires:      January 31, 2005
    INSTRUCTION 1(B).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Rosen                              Johnathan             P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o The First Republic Corporation of America
302 Fifth Avenue
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                                    (Street)

  New York                            NY                 10001
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

The First Republic Corporation of America (FRCP.OB)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     1/31/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify title below)

     Chairman
     --------------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |_|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2. Trans-  Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            action     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          Date       Date, if any (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           (Month/    (Month/      ------------                 or              (Instr. 3 and  (I)       Ownership
(Instr. 3)                  Day/Year)  Day/Year)     Code     V      Amount      (D)    Price    4)             (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
value                        1/31/03                 P(1)             2,114       (A)    $52.50
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
value                                                                                                234,417         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
value                                                                                                  2,917         I         (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
value                                                                                                  6,394         I         (3)
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                         (Over)
                                                                SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action   Date,    Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

EXPLANATION OF RESPONSES:

(1) On January 31, 2003, State Court Enterprises, Inc. ("State Court") purchased 2,114 shares of the Issuer's common stock. The Reporting Person directly owns 33.47% of the issued and outstanding common stock of State Court; the remaining 66.53% of State Court's common stock is held by a trust for the benefit of the Reporting Person and his mother, Miriam Rosen.

(2) Represents the Reporting Person's proportionate interest in shares of the Issuer's common stock held by Tranel, Inc.

(3) Represents the 6,394 shares of the Issuer's common stock held by State
Court.

/s/ Johnathan Rosen                                              2/4/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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